Exhibit 99.1

Feihe International, Inc. Reports
Third Quarter 2011 Financial Results

Conference Call to be Held Tomorrow at 8:00 am ET

BEIJING and LOS ANGELES, November 14, 2011 /PRNewswire Asia-FirstCall/ -- Feihe International, Inc. (NYSE: ADY; "Feihe International" or the "Company"), one of the leading producers and distributors of premium infant formula, milk powder and soybean, rice and walnut products in China, today announced financial results for the third quarter of 2011.  The Company will hold a conference call tomorrow at 8:00 am ET.

Third Quarter 2011 Financial Highlights:

•	Revenue increased 22.6% to $75.4 million in 3Q11 vs. $61.5 million in 3Q10, up 19.9% sequentially from $62.9 million in 2Q11:
-	Revenue from branded milk powder products was $55.5 million in 3Q11 vs. $40.9 million in 3Q10
-	Revenue from raw milk powder was $16.9 million in 3Q11 vs. $14.4 million in 3Q10
•	Gross profit of $27.5 million in 3Q11 vs. $25.2 million in 3Q10
•	Income from operations was $3.2 million in 3Q11 vs. $0.7 million in 3Q10
•	Diluted EPS per common share was $0.02 in 3Q11 vs. $0.16 in 3Q10.

Mr. Leng You Bin, the Company's Chairman and Chief Executive Officer, stated, “We are pleased with our third quarter results.  Our results of $75.4 million in revenue and sequential increases in sales of higher margin branded milk powder, especially the increases in our super premium AstroBaby series and premium Feifan series, demonstrate the progress we have made the last few quarters in strengthening our footprint in the competitive Chinese infant formula industry.  We will continue to make improvements on our operations across all functions, including improving the cost effectiveness of our selling expenses, improving products mix and increasing sales at existing retail sales points to drive greater profitability.”

Mr. Leng continued, “We are also pleased that we entered into the Equity Purchase Agreement with a third party obligated to maintain the quality standards we have established and to exclusively source milk to us for an unlimited time period, and successfully sold the two dairy farms subsequently.  In addition, we are participating in the Program of China's 12th Five-Year Plan for National Economic and Social Development (the "12th Five-Year Plan").  We believe we are one of the only dairy companies participating in this exclusive program and we are honored to have been chosen.  We successfully completed the clinical trial feeding tests for our super premium infant formula, AstroBaby, which now represents 4.1% of our total infant formula sales since its formal launch this year. Our clinical trial feeding test results indicate that AstroBaby is closest to breast milk in terms of babies' physical growth, digestive systems, language and personal social development.  These recent achievements demonstrate our high level of R&D capabilities and leading position in China's dairy industry, which we believe will significantly increase our presence and brand recognition in China's infant formula market.  We believe that we can improve our footprint as a leading infant formula company in the PRC in the coming years and will continue to raise awareness of the premium quality of our products to consumers.”

The increase in revenue in the third quarter of 2011 compared to the third quarter of 2010 was primarily attributable to an increase in sales of milk powder of approximately $14.6 million and an increase in sales of raw milk powder of approximately $2.5 million, offset in part by a decrease in sales of soybean milk powder of approximately $2.4 million.  The revenue in the third quarter of 2011 increased 19.9% sequentially from $62.9 million in the second quarter of 2011, primarily reflecting an increase in our sales of raw milk powder and improved sales of our high margin infant formula milk powder, particularly our premium Feifan series and our super premium AstroBaby series, and the Company’s continuing efforts to increase sales at existing retail points, as well as our commitment to improve the effectiveness of all functions of our operations.

Gross profit was $27.5 million in the third quarter of 2011 compared to $25.2 million in the third quarter of 2010, down 6.9% sequentially from $29.5 million in the second quarter of 2011.  Gross margin for the third quarter of 2011 was 36.5%, compared to 41.0% in the third quarter of 2010, down from 47.0% in the second quarter of 2011. The decrease was primarily attributable to general increases in the cost of raw milk and added nutrients.  We plan to improve our gross margin by continuing our efforts to expand our sales of higher margin products and strengthen our premium quality brand awareness, enhance market recognition of our secured raw milk sources, and improve the efficiency of our distribution network.

Income from operations was $3.2 million in the third quarter of 2011, up significantly from $0.7 million in the third quarter of 2010.  Our total operating expenses increased 1.1% from $24.5 million in the third quarter of 2010 to $24.8 million in the third quarter of 2011.  This increase was primarily attributable to an increase in impairment of goodwill of approximately $0.6 million and an increase in impairment of other intangible assets of approximately $0.4 million.  Sales and marketing expenses decreased 2.6% to $18.2 million in the third quarter of 2011 from $18.7 million in the third quarter of 2010, primarily reflecting a decrease in advertisement fees and staff cost in our sales department, which was offset in part by an increase in promotional fees, and also reflected our efforts to improve the effectiveness of our selling expenses in the third quarter of 2011.  General and administrative expenses decreased 4.4% to $5.6 million in the third quarter of 2011 from $5.9 million in the third quarter of 2010, primarily reflecting a decrease in travelling expenses and entertainment expenses which reflected a stricter expenditure control.

The Company recognized other income of $2.4 million for the third quarter of 2011, compared to $1.4 million for the prior year period.  The higher other income was primarily attributable to an increase in government subsidy of approximately $1.7 million, offset by an increase in interest and finance costs of approximately $0.7 million.

Net income attributable to the Company for the third quarter of 2011 was $0.5 million, or diluted EPS per common share of $0.02, compared to net income attributable to the Company of $3.6 million, or diluted EPS per common share of $0.16 in the third quarter in 2010. In addition to the factors discussed above, the lower net income reflected an increase in income tax expenses of approximately $2.5 million in the third quarter of 2011, compared to income tax benefits of approximately $0.2 million in the third quarter of 2010, as well as net loss from discontinued operations of approximately $2.0 million in the third quarter of 2011, compared to an income of approximately $1.4 million in the third quarter of 2010.  The increase in income tax expenses was primarily due to the increase in profits of Heilongjiang Feihe, which is one of the Company’s major operating entities, partially offset by the forgiveness of receivables from the Company’s discontinued operations for the current year in connection with the sale of the two dairy farms the Company previously operated.  The net loss from discontinued operations was primarily attributable to a write-down of the value of assets held for sale of $4.5 million to their recoverable value associated with the disposal of the two dairy farms, which was offset in part by an increase in the profitability of the two farms of approximately $0.2 million in the third quarter of 2011.

Nine Months Ended September 30, 2011

Revenue increased 5.4% to $205.9 million in the nine months ended September 30, 2011 from $195.4 million in the same period of 2010.  Contributions from milk powder products were approximately $157.4 million in the nine months ended September 30, 2011, up 11.9% from $140.7 million in the nine months ended September 30, 2010.  This increase was primarily attributable to an increase in sales of milk powder of approximately $16.7 million, offset in part by a decrease in sales of raw milk powder of approximately $2.2 million and a decrease in sales of soybean powder of approximately $2.6 million.  The increase in sales primarily reflected our efforts to improve the sales of our high margin infant formula milk powder, particularly our premium Feifan series and super premium AstroBaby series.  Gross profit remained the same at $81.4 million in the nine months ended September 30, 2011 and the same period of 2010.  Gross margin for the nine months ended September 30, 2011 was 39.6%, compared to 41.7% in the prior year period.  This decreased gross margin was primarily attributable to general increases in the cost of raw milk and added nutrients.  Income from operations increased dramatically to $13.4 million in the nine months ended September 30, 2011 from a loss of $(12.3) million in the prior year period.  Net income attributable to the Company for the first nine months of 2011 increased significantly to $10.3 million, or diluted EPS per common share of $0.53, from a loss of $(11.5) million, or diluted EPS per common share of $(0.51) in the prior year period.

As of September 30, 2011, the Company had cash and cash equivalents of $14.1 million and total current assets of $300.4 million, compared with cash and cash equivalents of $17.5 million and total current assets of $137.2 million as of December 31, 2010.  The Company had a working capital of $24.9 million as of September 30, 2011, compared to a working capital deficit of $59.3 million as of December 31, 2010.  The Company believes that it has sufficient cash, cash flows from operations, and ability to draw down on unutilized credit lines, as well as reduced cash needs for operating expenditures, to adequately support its business in the next twelve months.

Mr. Liu Hua, the Company’s Vice Chairman and Chief Financial Officer, stated, “We are pleased to report three month revenue growth of 22.6% compared to the third quarter of 2010.  Specifically, sales of our branded milk powder products grew 35.7% to $55.5 million compared to the third quarter of 2010.  The sequential increases in sales of our branded milk powder, particularly our premium Feifan series and super premium AstroBaby series in the last few quarters demonstrate the progress we have made in strengthening our footprint in the competitive Chinese infant formula industry.  As we approach the middle of the fourth quarter of 2011, we are confident that we are taking effective measures to continue to improve our operations across all functions.”

Conference Call Details
The Company will also hold a conference call on November 15, 2011 at 8:00 a.m. Eastern Standard Time to discuss its third quarter results.  Listeners may access the call by dialing the following numbers:

United States toll free:	1-888-516-2377
Hong Kong toll free:	800-901-111
Northern China toll free:	10 800 714 1202
Southern China toll free:	10 800 140 1181
International:	1-719-325-2392

The replay will be accessible through November 22, 2011 by dialing the following numbers:

United States toll free:	1-877-870-5176
International:	1-858-384-5517
Password:	5725354

About Feihe International, Inc.
Feihe International, Inc. (NYSE: ADY) (formerly known as American Dairy, Inc.) is one of the leading producers and distributors of premium infant formula, milk powder, and soybean, rice and walnut products in the People's Republic of China. Feihe International conducts operations in China through its wholly owned subsidiary, Feihe Dairy, and other subsidiaries. Founded in 1962, Feihe Dairy is headquartered in Beijing, China, and has processing and distribution facilities in Kedong, Qiqihaer, Baiquan, Gannan, Longjiang, Shanxi, and Langfang. Using proprietary processing techniques, Feihe International makes products that are specially formulated for particular ages, dietary needs and health concerns. Feihe International has over 200 company-owned milk collection stations, seven production facilities with an aggregate milk powder production capacity of approximately 1,950 tons per day and an extensive distribution network that reaches over 80,000 retail outlets throughout China. For more information about Feihe International, Inc., please visit http://ady.feihe.com.

Cautionary Note Regarding Forward-Looking Statements
This document contains forward-looking information about the Company’s operating results and business prospects that involve substantial risks and uncertainties. Statements that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended. These statements include, but are not limited to, statements about the Company’s plans, objectives, expectations, strategies, intentions or other characterizations of future events or circumstances and are generally identified by the words “may,” “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” “estimates,” “targets,” “could,” “would,” and similar expressions. Because these forward-looking statements are subject to a number of risks and uncertainties, the Company’s actual results could differ materially from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2010, as amended, and in other reports filed with the United States Securities and Exchange Commission and available at www.sec.gov. The Company assumes no obligation to update any such forward-looking statements.

CONTACT
In the U.S.: ir@americandairyinc.com
In China:   May Shen, IR Manager
               86-10-8457-4688 x8810
               shenchunmei@americandairyinc.com

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(unaudited)

	September 30,	December 31,
	2011	2010
	US$	US$
Assets
Current assets:
Cash and cash equivalents	14,097,432	17,529,582
Restricted cash	552,491	3,078,564
Notes and loans receivable, net of allowance for doubtful accounts of	1,568	136,120
$3,350,056 and $3,500,028, as of September 30, 2011 and December 31, 2010, respectively
Trade receivables, net of allowance for doubtful accounts of	21,247,598	15,885,708
$1,056,010 and $1,084,308, as of September 30, 2011 and December 31, 2010, respectively
Due from related parties	3,784,580	1,806,889
Advances to suppliers	6,666,086	7,520,804
Inventories, net	49,251,875	71,683,471
Prepayments and other current assets	28,050	266,935
Income taxes receivable	1,452,197	4,970,271
Recoverable value-added taxes	1,492,127	6,886,531
Other receivables	20,535,609	7,275,903
Investment in mutual funds – available-for-sale	123,676	139,294
Interest receivables	739,339	-
Assets held for sale	180,383,105	-
Total current assets	300,355,733	137,180,072

Investment:
Investment at cost	282,219	272,239

Property, plant and equipment:
Property, plant and equipment, net	94,612,583	170,354,132
Construction in progress	44,608,885	43,152,905
	139,221,468	213,507,037
Biological assets:
Immature biological assets	-	26,713,971
Mature biological assets, net	-	27,683,821
	-	54,397,792

Other assets:
Advance to suppliers	7,822,502	22,643,263
Long term deposit	23,939,053	-
Interest receivables	313,768	-
Deferred tax assets – non-current	5,522,990	5,522,990
Prepaid leases for land use rights	18,163,265	29,754,376
Other intangible assets, net	-	585,671
Goodwill	-	445,842
Total assets	495,620,998	464,309,282

Liabilities
Current liabilities:
Notes payable	1,569,458	378,112
Short term bank loans	63,930,699	68,816,359
Accounts payable	35,610,727	43,729,571
Accrued expenses	4,691,719	6,436,898
Income tax payable	510,402	1,589,165
Advances from customers	10,916,305	12,183,444
Deposits received from the Purchaser of Dairy Farms	17,403,575	-
Due to related parties	122,637	79,257
Advances from employees	427,676	456,261
Employee benefits and salary payable	7,243,307	7,018,794
Other payables	32,626,885	45,957,104
Current portion of long term bank loans	5,865,598	9,756,193
Current portion of capital lease obligation	125,872	116,770
Accrued interest	492,531	-
Redeemable common stock
($0.001 par value, 1,968,750 shares issued and outstanding as of September 30, 2011)	48,952,255	-
Liabilities held for sale	44,974,768	-
Total current liabilities	275,464,414	196,517,928

Long term bank loans, net of current portion	8,798,872	28,102,786
Capital lease obligation, net of current portion	573,968	532,467
Other long term loan	15,701,533	-
Accrued interest	205,936
Unrecognized tax benefits – non-current	5,181,232	5,062,336
Deferred income	5,081,127	6,241,661
Total liabilities	311,007,082	236,457,178

Commitments and contingencies

Redeemable common stock
($0.001 par value, 2,625,000 shares issued and outstanding as of December 31, 2010)	-	66,113,715

Equity
Feihe International, Inc. shareholders’ equity:
Common stock ($0.001 par value, 50,000,000 shares authorized;
19,706,291 and 19,671,291 shares issued and outstanding
as of September 30, 2011 and December 31, 2010, respectively)	19,706	19,671
Additional paid-in capital	59,104,803	57,177,680
Common stock warrants	1,774,151	1,774,151
Statutory reserves	9,132,581	9,132,581
Accumulated other comprehensive income	41,805,263	32,836,344
Retained earnings	72,100,345	60,731,029
Total Feihe International, Inc. shareholders’ equity	183,936,849	161,671,456
Noncontrolling interests	677,067	66,933

Total equity	184,613,916	161,738,389

Total liabilities, redeemable common stock and equity	495,620,998	464,309,282

FEIHE INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2011	2010	2011	2010
	US$	US$	US$	US$

Sales	75,372,031	61,468,673	205,920,601	195,374,187

Cost of goods sold	(47,897,512)	(36,267,149)	(124,487,794)	(113,925,440)

Gross profit	27,474,519	25,201,524	81,432,807	81,448,747

Operating expenses:
Sales and marketing expenses	(18,189,157)	(18,669,343)	(54,013,376)	(76,458,274)
General and administrative expenses	(5,608,564)	(5,863,364)	(16,364,327)	(17,676,171)
Impairment of goodwill	(555,387)	-	(555,387)	-
Impairment of other intangible assets	(457,023)	-	(457,023)	-
Total operating expenses	(24,810,131)	(24,532,707)	(71,390,113)	(94,134,445)

Other operating income, net	506,956	39,996	3,367,465	341,861
Operating income (loss)	3,171,344	708,813	13,410,159	(12,343,837)

Other income (expenses):
Interest income	20,067	60,867	65,486	264,359
Interest and finance costs	(1,076,261)	(441,866)	(3,123,153)	(1,479,079)
Amortization of deferred debt issuance cost	-	(1,038)	-	(377,095)
Government subsidy	3,418,184	1,748,587	7,391,066	9,168,747
Income (loss) before income taxes and discontinued operations	5,533,334	2,075,363	17,743,558	(4,766,905)

Income tax (expenses) benefits	(2,546,209)	211,478	(5,178,588)	(732,143)
Income (loss) from continuing operations	2,987,125	2,286,841	12,564,970	(5,499,048)
(Loss) income from discontinued operations	(1,969,820)	1,358,216	(1,629,948)	(6,104,477)
Net income (loss)	1,017,305	3,645,057	10,935,022	(11,603,525)
Net (income) loss attributable to noncontrolling interests	(544,655)	(67,793)	(599,442)	139,793
Net income (loss) attributable to common shareholders of Feihe International, Inc.	472,650	3,577,264	10,335,580	(11,463,732)

Income (loss) from continuing operations per share of common stock
Basic	0.11	0.10	0.60	(0.24)
Diluted	0.11	0.10	0.60	(0.24)
Income (loss) from continuing operations per share of redeemable common stock
Basic	0.11	0.10	0.55	(0.24)
Diluted	0.11	0.10	0.55	(0.24)

(Loss) income from discontinued operations per share of common stock
Basic	(0.09)	0.06	(0.07)	(0.27
Diluted	(0.09)	0.06	(0.07)	(0.27
(Loss) income from discontinued operations per share of redeemable common stock
Basic	(0.09)	0.06	(0.07)	(0.27
Diluted	(0.09)	0.06	(0.07)	(0.27

Net income (loss) per share of common stock
Basic	0.02	0.16	0.53	(0.51)
Diluted	0.02	0.16	0.53	(0.51)
Net income (loss) per share of redeemable common stock
Basic	0.02	0.16	0.48	(0.51)
Diluted	0.02	0.16	0.48	(0.51)

Weighted average shares used in calculating net income (loss) per share of common stock
Basic	19,694,117	19,663,569	19,678,983	19,639,943
Diluted	19,694,117	19,674,017	19,688,903	19,639,943
Weighted average shares used in calculating net income (loss) per share of redeemable common stock
Basic	1,968,750	2,625,000	2,252,404	2,625,000
Diluted	1,968,750	2,625,000	2,252,404	2,625,000